Exhibit 10.1

Execution Version

CONSULTING Agreement

THIS CONSULTING AGREEMENT (this “Agreement”), is made as of August 4, 2023 (the “Effective Date”), by and between Fathom Digital Manufacturing Corporation (the “Company”) and Richard Stump (“Consultant”).

WHEREAS, the Company and Consultant are parties to that certain Offer Letter, dated as of December 23, 2021 (the “Offer Letter”);

WHEREAS, Consultant and the Company intend that Consultant’s employment with the Company shall transfer from that of a salaried, exempt employee to an hourly, nonexempt employee as of the Effective Date; and

WHEREAS, the Company desires to engage the services of Consultant to provide certain services to the Company and its respective subsidiaries (the “Company Group”) as a part-time employee and Consultant desires to be engaged by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows:

1.
Term. This Agreement will commence on the Effective Date and will continue until February 28, 2024 (the “Initial Term”). The Company shall have the option, but not the obligation, to renew the Agreement following the Initial Term for a mutually agreed upon service period (the “Renewal Term”). The Agreement may be terminated by the Company by providing ten (10) days’ prior notice to the Consultant during the Initial Term or Renewal Term (the “Term”).
2.
Position; Services. During the Term, Consultant shall be engaged as a nonexempt, hourly employee in the position of Technical Consultant and shall provide additive & advanced technology and digital strategy advising services to the Company, and such other duties as reasonably requested by the Company (collectively, the “Services”). During the Initial Term, Consultant generally will be expected to provide the Services for ten (10) hours per week.
3.
Compensation; Benefits; Company Policies.
a.
Hourly Compensation. In consideration for the Services to be provided by Consultant, the Company shall pay Consultant an hourly fee equal to $168 per hour, less applicable taxes and withholdings, and such compensation shall be payable on the Company’s regular payroll schedule during the Term (the “Hourly Fee”). Upon termination of the Term, the Company shall pay to Consultant any earned but unpaid Hourly Fees for Services rendered prior to such termination, and neither the Company nor any other member of the Company Group shall have any further obligation to Consultant in respect of the Services thereafter.
b.
Consultant’s Incentive Equity Awards. For the avoidance of doubt, the Consultant shall continue to vest in any unvested equity awards while providing Services to the Company Group during the Initial Term, subject in all respects to the terms and conditions of the Company’s 2021 Omnibus Incentive Plan (the “Plan”) and each equity award’s award agreement (including with respect to vesting and forfeiture). For the avoidance of doubt, the parties acknowledge and agree that as of the Effective Date, Consultant has 46,084 unvested stock options, 61,292 unvested restricted stock units (“RSUs”) and 465,519 unvested performance-vested restricted stock units (“PSUs”), subject to that certain option award agreement, dated February 25, 2022, RSU award agreement, dated February 25, 2022, and RSU and PSU award agreement, dated December 23, 2021, respectively.
i.
Settlement of Awards. All equity awards vesting during the Initial Term will settle, if at all, no later than March 15, 2024, unless the terms of the respective award agreement and the Plan require otherwise.
ii.
No Other Interests. Consultant acknowledges and agrees that, other than (i) the options and RSUs described in Section 3(b) and (ii) any indirect ownership interest of Consultant in shares held by Kemeera Holdings, Inc., Consultant holds no other units, shares, stock options, equity awards or any other equity under any other agreement or arrangement with any Company Group member.
c.
Employee Benefit Plans. Consultant shall be eligible to participate in the Company’s benefit plans generally offered to other part-time, hourly employees in similar positions and with similar responsibilities (subject to any applicable restrictions). Eligibility and/or change in status information for purposes of the Company’s benefit plans will be shared with Consultant in connection with entering into this Agreement.
d.
Company Policies. Consultant shall be responsible for tracking his working time in accordance with the Company’s approved policies and practices, as such policies may be amended from time to time. Consultant and the compensation and benefits offered hereunder will also be subject to all other Company policies, including with respect to the reimbursement of business expenses, insider trading and compensation recovery and/or recoupment, that are currently in place or that may be adopted by the Company to comply with applicable law or to comport with good corporate governance practices, as such policies may be amended from time to time.
4.
At-Will Employment. Your employment is at-will, meaning that you or the Company can terminate your employment without cause or reason at any time.
5.
Restrictive Covenants. Consultant remains subject to the restrictive covenants contained within the Company’s Executive Restrictive Covenant Agreement in Appendix A of Consultant’s Offer Letter and attached hereto as Exhibit A.
6.
Miscellaneous.
a.
No Assignment; Termination. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Company may assign any of its rights or delegate any of its duties hereunder to one or more of its affiliates. After any expiration or termination of the Term, this Agreement will be of no further force or effect, provided that the provisions of this Section and Exhibit A shall survive such expiration or termination.
b.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles regarding the conflict of laws. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Consultant’s engagement hereunder, the parties hereto agree to submit to the exclusive jurisdiction of the federal or state courts located in California. Notwithstanding anything herein to the contrary, the parties may seek injunctive relieve with respect to Exhibit A in any court of competent jurisdiction.

c.
Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and Consultant. This Agreement shall supersede any other agreement between the parties hereto with respect to the subject matter hereof.
d.
Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party hereto or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Consultant, to Consultant’s most recent address on file with the Company; and

if to the Company:

Fathom Digital Manufacturing Corporation

1050 Walnut Ridge Drive

Hartland, WI 53029

Attention: Chief Human Resources Officer

or to such other address as either party hereto shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

e.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

Fathom Digital Manufacturing Corporation

By: /s/ Caprice Perez
Name: Caprice Perez
Title: Chief Human Resources Officer

CONSULTANT:

Richard Stump

By: /s/ Richard Stump
Name: Richard Stump
Title: Co-Founder

[Signature Page to Consulting Agreement]

Exhibit A

Executive Restrictive Covenant Agreement